EXHIBIT 21

PMA Capital Corporation
Significant Subsidiaries of Registrant
As of December 31, 2001

PMA Capital Corporation (Pennsylvania)
     PMA Capital Insurance Company (Pennsylvania)
          Pennsylvania Manufacturers' Association Insurance Company (Pennsylvania)
          Pennsylvania Manufacturers Indemnity Company (Pennsylvania)
          Manufacturers Alliance Insurance Company (Pennsylvania)
          Caliber One Indemnity Company (Delaware)
          PMA Re Corporate Capital Limited (UK)
          PMA Holdings Ltd. (Bermuda)
               Pennsylvania Manufacturers' International Insurance Ltd. (Bermuda)
     Mid-Atlantic States Investment Company (Delaware)
          PMA Holdings, Cayman Ltd. (Cayman)
          High Mountain Reinsurance, Ltd. (Cayman)
          PMA Insurance SPC, Cayman (Cayman)
     Caliber One Management Company, Inc. (Delaware)
     PMA Re Management Company (Pennsylvania)
     PMA Management Corporation (Pennsylvania)
     PMA Services Incorporated (Pennsylvania)